Exhibit 99.1

European Patent Granted Covering INmune Bio’s XPro1595

LA JOLLA, Calif., Aug. 13, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the European Patent Office (EPO) has granted EP Pat. No. 2,892,547, titled “A DOMINANT NEGATIVE TNF-ALPHA INHIBITOR FOR USE IN TREATING NEUROLOGICAL DISORDERS OF THE CNS,” which covers XPro1595 and its peripheral administration for treating Alzheimer’s Disease and other diseases of the CNS. The patent, which is set to expire in 2033, is owned by Xencor, Inc. and is licensed exclusively to INmune Bio.

“This patent memorializes the discovery that XPro1595 crosses the blood brain barrier in therapeutically-significant quantities, which provides for a less invasive peripheral administration of the drug, as opposed to central administration to the CNS,” said Joshua Schoonover, Assoc. General Counsel of INmune Bio. “As a result of this patented discovery, XPro1595 is distinguished as a next generation anti-TNF therapeutic having properties that are advantageous for treating neuroinflammation.”

INmune Bio CEO, RJ Tesi, added: “People from many countries in Europe suffer from a high prevalence of Alzheimer’s disease and other neurologic diseases associated with neuroinflammation. Data from our Phase I trial in AD suggests Xpro1595 may attenuate neuroinflammation in parts of the brain that are clinically relevant. This European patent gives us the freedom to further develop XPro1595 for the treatment of neurologic diseases in this important market.”

This patent comes shortly after INmune Bio’s announcement of data showing Xpro1595 decreases neuroinflammation in patients with Alzheimer’s disease.  The data shows XPro1595 reduced neuroinflammation by an average of 40.6% in the arcuate fasciculus, a brain fiber pathway important for language and short-term memory.  A Key Opinion Leader Webinar on XPro1595 Phase 1b interim data of neuroinflammation in patient with Alzheimer’s Disease can be seen by clicking here.

About XPro1595

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that acts differently than currently existing TNF inhibitors in that it neutralizes soluble TNF (sTNF) without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro1595 could have beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com